CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated December 14, 2001, accompanying the financial statements and schedules of OJI Surgical, Inc. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption "Experts."




GRANT THORNTON LLP


New York, New York
Januay 10, 2002


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